UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2021

Kronos Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39592	82-1895605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 So. El Camino Real, Suite 300 San Mateo, California 94402

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 781-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(d)

On March 25, 2021, we appointed Taiyin Yang, Ph.D., to our Board of Directors (the “Board”) as a Class I director with a term ending at our annual meeting of stockholders to be held in 2021. Dr. Yang was also appointed as a member of the Nominating and Corporate Governance Committee of the Board. Also on March 25, 2021, Jakob Loven, Ph.D. notified us that he elected not to stand for re-election in order to pursue other opportunities. Dr. Loven’s election not to stand for re-election was not the result of any disagreement with us on any matter related to our operations, policies or practices.

In accordance with our non-employee director compensation policy, Dr. Yang received an initial option grant to purchase 41,200 shares of our common stock. The option vests in a series of three annual installments over the three-year period measured from the date of grant. Dr. Yang is also eligible to receive an annual retainer of $35,000 for her service on the Board, an additional annual retainer of $4,000 for her service on the Nominating and Corporate Governance Committee of the Board, and an annual option grant on the date of each of our annual stockholder meetings.

We have also entered into our standard form of indemnity agreement for directors and officers with Dr. Yang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS BIO, INC.

By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer

Dated: March 26, 2021